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                                                                EXHIBIT 10.22(h)


                  MASTER NATURAL GAS LIQUIDS PURCHASE AGREEMENT


                                     BETWEEN


                         UNION PACIFIC RESOURCES COMPANY

                                       AND


                            UNION PACIFIC FUELS, INC.



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                                TABLE OF CONTENTS


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ARTICLE I

     DEFINITIONS...............................................................................1
              1.1      General.................................................................1
              1.2      Other Definitions.......................................................6

ARTICLE II

     OBLIGATION TO SELL AND PURCHASE...........................................................6
              2.1      General.................................................................6
              2.2      NGLs Reserved by UPR....................................................7
              2.3      Availability Report.....................................................7
              2.4      Ratable Basis...........................................................7
              2.5      UPFUELS Deficiency Quantity.............................................7

ARTICLE III

     DELIVERIES AND TRANSPORTATION CONTRACTS...................................................8
              3.1      General.................................................................8
              3.2      Location of Delivery Point(s)...........................................8
              3.3      Title and Risk of Loss..................................................9
              3.4      General Rules for Transporting and Delivering NGLs at Delivery Points...9
              3.5      Consolidation of Deliveries............................................10
              3.6      Transportation Contracts...............................................10

ARTICLE IV

     QUALITY..................................................................................11
              4.1      Specifications.........................................................11
              4.2      Failure to Conform.....................................................11
              4.3      Offspec NGLs...........................................................12
              4.4      Waiver.................................................................12

ARTICLE V

     MEASUREMENT AND ANALYSES.................................................................12
              5.1      General................................................................12
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ARTICLE VI

    PRICE.....................................................................................13
             6.1      Purity Product Sales....................................................13
             6.2      Raw NGL Mix Sales.......................................................13
             6.3      Marketing Fee...........................................................14
             6.4      Replacement of Index....................................................14
             6.5      Sharing of Incentive Rates..............................................14
             6.6      Lock-In of Fractionation Costs..........................................14

ARTICLE VII

     ACCOUNTING, BILLING AND PAYMENT..........................................................15
              7.1      Statements and Payment.................................................15
              7.2      Disputed Payments......................................................15
              7.3      Overdue Payments.......................................................16
              7.4      Two Year Limit on Adjustments..........................................16
              7.5      Audit..................................................................16
              7.6      Letter of Credit; Credit Enhancement...................................16

ARTICLE VIII

     DISCLAIMER AND WARRANTY..................................................................17
              8.1      Warranty...............................................................17
              8.2      Disclaimer.............................................................17

ARTICLE IX

     FORCE MAJEURE............................................................................18
              9.1      Suspension of Obligations..............................................18
              9.2      Force Majeure Defined..................................................18
              9.3      Exclusions.............................................................18
              9.4      Labor Disputes.........................................................19

ARTICLE X

     TAXES....................................................................................19
              10.1     General................................................................19
              10.2     Evidence of Exemption from Tax.........................................19
              10.3     New Taxes..............................................................19
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ARTICLE XI

     TERM, DEFAULT AND REMEDIES...............................................................20
              11.1     Term...................................................................20
              11.2     Defaults...............................................................20
              11.3     Consequences of Defaults...............................................22
              11.4     Setoff Rights..........................................................22

ARTICLE XII

     DISPUTE RESOLUTION PROCEDURES............................................................23
              12.1     General Dispute Resolution Provisions..................................23
              12.2     Special Provisions Applicable to Price Disputes........................26

ARTICLE XIII

     NON-ASSIGNABILITY AND TRANSFER OF INTEREST BY PARTIES;
     CHANGES OF CONTROL.......................................................................26
              13.1     Non-Assignability......................................................26
              13.2     Change of Control......................................................27

ARTICLE XIV

     MISCELLANEOUS............................................................................27
              14.1     No Continuing Waiver...................................................27
              14.2     Government Regulation..................................................27
              14.3     Exclusion of Consequential Damages.....................................28
              14.4     Notices................................................................28
              14.5     Choice of Law..........................................................29
              14.6     Integration............................................................29
              14.7     Confidentiality........................................................29
              14.8     Construction of Agreement..............................................30
              14.9     Representations and Warranties of UPR..................................31
              14.10    Representations and Warranties of UPFUELS..............................31
              14.11    No Third Party Beneficiaries...........................................32
              14.12    Further Assurances.....................................................32
              14.13    Exhibits...............................................................32
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                                    EXHIBITS

         Exhibit "A"
         Exhibit "B"
         Exhibit "C"
         Exhibit "D"
         Exhibit "E"

                                    SCHEDULES

         Schedule 2.5
         Schedule 3.6
         Schedule 6.5







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                  MASTER NATURAL GAS LIQUIDS PURCHASE AGREEMENT


         THIS NATURAL GAS LIQUIDS PURCHASE AGREEMENT (the "Agreement") is made and entered into this 20th day of November, 1998, but effective as of the 1st Day of January, 1999 ("Effective Date"), by and between UNION PACIFIC RESOURCES COMPANY, a Delaware corporation (referred to as "UPR"), and UNION PACIFIC FUELS, INC., a Delaware corporation (referred to as "UPFUELS"). UPR and UPFUELS are sometimes referred to collectively as "Parties" or individually referred as a "Party."

                               W I T N E S E T H:

         WHEREAS, UPR has quantities of NGLs available for sale from certain gas processing plants that it desires to sell to UPFUELS, and UPFUELS desires to purchase such NGLs from UPR; and

         WHEREAS, UPR and UPFUELS acknowledge that the purpose of this Agreement is to provide for the marketing of UPR's NGLs recovered in UPFUELS' plants and in third-party plants under terms that are fair and equitable for both Parties.

         NOW, THEREFORE, in consideration of the premises and for the mutual benefit of the Parties as well as for other good and valuable consideration, UPFUELS and UPR agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 GENERAL. As used in this Agreement, the following terms shall have the following meanings:

                  "Affiliate" shall mean any Person Controlling, Controlled by, or under common Control with another Person, whether directly or through one or more intermediaries.

                  "Alternate Index" shall have the meaning specified in Section 6.4.

                  "Arithmetical Monthly Average Price" means the sum of the Daily Prices for all Days in a Month on which OPIS publishes prices for NGLs, divided by the number of Days on which OPIS publishes prices for NGLs in such Month.


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                  "Barrel" shall mean forty-two (42) U.S. Gallons.

                  "Base Rate" shall mean the lesser of (i) two percent (2%) above the per annum rate of interest announced from time to time as the "prime rate" for commercial loans by Chase Manhattan Bank of New York, as such "prime rate" may change from time to time, or (ii) the maximum applicable non-usurious rate of interest.

                  "Business Day" shall mean a Day on which commercial banks in Fort Worth, Texas are open for business.

                  "Component(s)" shall mean, as applicable, individual NGLs that are Purity Products or the individual hydrocarbons contained in Raw NGL Mix, including, but not limited to, Propane, Normal Butane, Isobutane, Natural Gasoline and Ethane.

                  "Control," "Controlling," "Controlled" or terms of similar import shall mean with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty (50%) percent of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any other Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

                  "Conway T&F Costs" shall mean (i) all direct Transportation Costs (including but not limited to Pipeline Transportation Costs), reasonably incurred and necessary to transport Subject NGLs from the relevant Delivery Point(s) to Conway or Bushton, Kansas, (ii) fractionation fees incurred at Conway or Bushton, Kansas, in respect of Subject NGLs pursuant to contracts with the fractionator(s) of the Subject NGLs, including but not limited to any loss at such fractionator(s) and (iii) all other reasonably incurred direct costs and expenses (including but not limited to the Marketing Fee, if applicable) necessary to transport, fractionate or market Subject NGLs to, or at, Conway or Bushton, Kansas. It is understood and agreed that
         (x) Conway T&F Costs shall not include any portion of UPFUELS' general and administrative costs and expenses and (y) any Conway T&F Costs directly or indirectly charged to UPR hereunder by an Affiliate of UPFUELS shall not exceed the fair market value of the same or comparable goods and services that would have been charged to UPR in an arm's-length transaction between Persons who are not Affiliates.

                  "Daily Price" shall mean the arithmetical average, for any Day on which OPIS publishes prices for NGLs, of the Daily high-low price quoted by OPIS for any Component of the Subject NGLs that is sold at an NGL Market Center. The Daily Price shall be determined on the basis of
         (i) purity Ethane, and non-TET for all other Purity Products sold at Mont Belvieu, Texas, or, as applicable, (ii) Conway/Group 140 - MAPCO for sales at Conway or Bushton, Kansas. Specialty or other specific OPIS price quotations for NGL Market Centers shall be disregarded.


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                  "Day" shall mean a period of 24 consecutive hours beginning at
         7:00 a.m. local time where the relevant plant or Delivery Point(s) are located and extending until 7:00 a.m. local time on the following Day, or other mutually agreeable times for specific plants.

                  "Delivery Point(s)" shall mean, subject to the applicable provisions of Article III, (i) the Existing Delivery Point(s) (as defined in Section 2.1(a)), (ii) the locations where delivery of Subject NGLs is made at the Existing Plants (as defined in Section 2.1(a)) and (iii) all other delivery points for Subject NGLs that are mutually agreeable to the Parties, including but not limited to Delivery Points described in 2.1(a)(iii).

                  "Effective Date" shall have the meaning set forth in the preamble.

                  "Ethane" shall mean a liquid hydrocarbon which meets the specifications (including allowable methane) set forth in Exhibit "A."

                  "Gallon" shall mean the unit of volume used for the purpose of measurement of liquid. One (1) U.S. liquid Gallon contains two hundred thirty-one (231) cubic inches when the liquid is at a temperature of sixty degrees Fahrenheit (60(degree)/F) and at the vapor pressure of the liquid being measured.

                  "Isobutane" shall mean a liquid hydrocarbon which meets the specifications set forth in Exhibit "A."

                  "Local Sales" shall mean sales of Subject NGLs that do not occur at an NGL Market Center.

                  "Marketing Fee" shall have the meaning set forth in Section
         6.3.

                  "Mont Belvieu T&F Costs" shall mean (i) all direct Transportation Costs (including but not limited to Pipeline Transportation Costs) reasonably incurred and necessary to transport Subject NGLs from the relevant Delivery Point(s) to Mont Belvieu, Texas, (ii) fractionation fee(s) incurred at Mont Belvieu, Texas pursuant to contracts with the fractionator(s) of the Subject NGLs including but not limited to any loss at such fractionator(s) and (iii) all other reasonably incurred direct costs and expenses (including but not limited to the Marketing Fee, if applicable) necessary to transport, fractionate or market Subject NGLs to, or fractionate them at, Mont Belvieu, Texas. It is understood and agreed that (x) Mont Belvieu T&F Costs shall not include any portion of UPFUELS' general and administrative costs and expenses and (y) any Mont Belvieu T&F Costs directly or indirectly charged to UPR hereunder by an Affiliate of UPFUELS shall not exceed the fair market value of the same or comparable goods and services that would have been charged to UPR in an arm's-length transaction between Persons who are not Affiliates.

                  "Month" means the period commencing on the first Day of a calendar month and ending on the first Day of the immediately following calendar month.


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                  "Natural Gasoline" shall mean a liquid hydrocarbon which meets the specifications set forth in Exhibit "A."

                  "Netback Price" shall mean (i) the Arithmetical Monthly Average Price for the relevant Component of the Subject NGLs, if UPFUELS resells such Components at an NGL Market Center or (ii) the price obtained by UPFUELS in an arm's-length sale of Subject NGLs to a third Person at a location other than an NGL Market Center, less (a) reasonably incurred direct T&F Costs (including, as applicable, Mont Belvieu or Conway T&F Costs) necessary to transport such NGLs to, or fractionate them at, the point of resale by UPFUELS, (b) all other reasonably incurred direct costs and expenses (including but not limited to the Marketing Fee, if applicable) necessary to transport, fractionate or market such NGLs to, or fractionate them at, the point of resale by UPFUELS.

                  "NGLs" shall mean (i) Purity Products and (ii) Raw NGL Mix.

                  "NGL Market Center" shall mean the NGL market centers at Conway, Kansas, and Mont Belvieu, Texas or any other NGL market center whose prices for NGLs are quoted by OPIS.

                  "Normal Butane" shall mean a liquid hydrocarbon which meets the specifications set forth in Exhibit "A."

                  "Offspec NGLs" shall have the meaning set forth in Section
         4.1.

                  "OPIS" shall mean the Oil Price Information Service or its successor.

                  "Party" and "Parties" shall have the meanings given such terms in the preamble to this Agreement.

                  "Person" shall mean any individual or entity, including, without limitation, any corporation, limited liability company, partnership (whether general or limited), joint venture, association, joint stock company, trust, business trust, cooperative, unincorporated organization, government (including, without limitation, any board, agency, political subdivision or other body thereof) or entities similar to any of the foregoing that are organized under the laws of foreign jurisdictions.

                  "Pipeline Capacity Constraint" shall mean an event of Force Majeure or excess shipper demand affecting a pipeline that would otherwise be capable of accepting delivery of and transporting Subject NGLs.

                  "Pipeline Price" shall mean the price being paid for NGLs sold at NGL Market Centers, less T&F Costs.

                  "Pipeline Transportation Costs" shall mean all reasonably incurred direct costs and expenses necessary for the transportation of Subject NGLs by pipeline. In those situations


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         when it is necessary to transport Subject NGLs by truck or railcars from the relevant Delivery Point(s) to a pipeline receipt point, such costs and expenses (including rail car rentals) shall be included as part of the applicable Pipeline Transportation Costs. It is understood and agreed that (i) Pipeline Transportation Costs shall not include any portion of UPFUELS' general and administrative costs and expenses and
         (ii) any Pipeline Transportation Costs directly or indirectly charged to UPR hereunder by an Affiliate of UPFUELS shall not exceed the fair market value of the same or comparable goods and services that would have been charged to UPR in an arm's-length transaction between Persons who are not Affiliates.

                  "Propane" shall mean a liquid hydrocarbon which meets the specifications set forth in Exhibit "A."

                  "Purity Products" shall mean purity products of Ethane, Propane, Isobutane, Normal Butane and Natural Gasoline, or any combination of any of the foregoing Components, if such combination has been agreed upon by the Parties.

                  "Raw NGL Mix" shall mean the mixed liquid hydrocarbon stream produced at a gas processing plant and delivered to UPFUELS at the Delivery Point at the tailgate of said plant, or as may be otherwise mutually agreed by the Parties.

                  "Subject NGLs" shall have the meaning set forth in Section 2.1(a).

                  "Taxes" shall mean any and all ad valorem, property, occupation, severance, production, extraction, first use, conservation, Btu or energy, gathering, transport, pipeline, utility, gross receipts, gas or oil revenue, gas or oil import, privilege, sales, use, consumption, excise, lease, transaction, environmental, and other taxes, governmental charges, duties, licenses, fees, permits, and assessments.

                  "T&F Costs" shall mean (i) all direct Transportation Costs,
         (ii) fractionation fees incurred pursuant to contracts with the fractionator(s) of the Subject NGLs, including but not limited to any loss at such fractionator(s) and (iii) all other reasonably incurred direct costs and expenses (including but not limited to the Marketing Fee, if applicable) necessary to fractionate Subject NGLs. It is understood and agreed that (i) T&F Costs shall not include any portion of UPFUELS' general and administrative costs and expenses and (ii) any T&F Costs directly or indirectly charged to UPR hereunder by an Affiliate of UPFUELS shall not exceed the fair market value of the same or comparable goods and services that would have been charged to UPR in an arm's-length transaction between Persons who are not Affiliates.

                  "Transportation Costs" shall mean all reasonably incurred direct costs and expenses necessary to transport Subject NGLs from the Delivery Point(s) where they are received by UPFUELS to the location where they are sold by UPFUELS, including, without limitation, (i) railcar, barges, and truck costs and expenses (including rail car rentals); (ii) NGL gains or losses that occur during transportation for reasons other than the negligence or willful misconduct of UPFUELS and
         (iii) all other direct costs and expenses reasonably incurred in loading, unloading, transporting, terminaling, blending, treating, odorizing, pumping,


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


         deficiency, storing (if required), and handling such NGLs. It is understood and agreed that (x) Transportation Costs shall not include any portion of UPFUELS' general and administrative costs and expenses and (y) any Transportation Costs directly or indirectly charged to UPR hereunder by an Affiliate of UPFUELS shall not exceed the fair market value of the same or comparable goods and services that would have been charged to UPR in an arm's-length transaction between Persons who are not Affiliates.

                  "UPFUELS Deficiency Quantity" shall have the meaning set forth in Section 2.5.

         1.2 OTHER DEFINITIONS. Other terms may be defined elsewhere in the text of this Agreement and shall have the meanings indicated throughout this Agreement.

                                   ARTICLE II

                         OBLIGATION TO SELL AND PURCHASE

         2.1      GENERAL.

                  (a) UPR'S OBLIGATION TO SELL NGLS. Subject to the terms of this Agreement (including, without limitation, an event of Force Majeure or any other reason excusing the performance of UPR's obligations hereunder), UPR agrees to sell and deliver, or cause to be sold and delivered, to UPFUELS any NGLs owned by UPR , or which UPR has the right to sell, and are: (i) recovered at the processing plants listed in Exhibit "B" (the "Existing Plants", being all the processing plants at which NGLs owned by UPR, or which UPR has the right to sell, are being recovered as of the Effective Date), (ii) delivered to the Delivery Points listed in Exhibit "C" (the "Existing Delivery Points", being all the delivery points at which NGLs owned by UPR, or which UPR has the right to sell, are being delivered as of the Effective Date or (iii) delivered to a delivery point which is not an Existing Plant or an Existing Delivery Point and the natural gas from which such NGLs were derived is subject to a gathering or processing agreement with UPFUELS on the Effective Date; such NGLs being referred to as the "Existing Source NGLs". The Existing Source NGLs shall be sometimes herein called the "Subject NGLs." Notwithstanding the foregoing, UPR shall have no obligation to own, operate or maintain any interest in any processing plant, fractionation plant or other facility for the production or recovery of NGLs, or to incur any capital expenditure whatsoever related to the production or recovery of NGLs, including but not limited to any capital expenditures for the exploration, drilling or production of natural gas or other gaseous hydrocarbon streams from which NGLs may be produced.

                  (b) UPFUELS' OBLIGATION TO PURCHASE NGLS. Subject to the terms of this Agreement (including, without limitation, an event of Force Majeure or any other reason excusing the performance of UPFUELS' obligations hereunder), UPFUELS agrees to purchase from UPR 100% of the Subject NGLs made available for sale hereunder at each Delivery Point provided for herein including but not limited to the Delivery Points contemplated by Section 2.1 (a)(iii) above. Notwithstanding the foregoing, UPFUELS shall have no obligation to own, operate or maintain any


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


interest in any processing plant, fractionation plant or other facility for the production or recovery of NGLs, or to incur any capital expenditure whatsoever related to the production or recovery of NGLs.


         2.2      NGLS RESERVED BY UPR. Notwithstanding the provisions of
Section 2.1, UPR shall retain its right, title and interest to (i) all of its condensate and sulphur which it takes in kind, without regard to where such condensate and sulphur are produced or delivered and (ii) any NGLs owned or controlled by UPR other than Subject NGLs.

         2.3 AVAILABILITY REPORT. Beginning January 1999, and for each subsequent Month during the term of this Agreement, UPR and UPFUELS shall jointly develop an Availability Report (the "Availability Report") setting forth the Parties' best estimate of the quantity, type of Purity Products and/or Components of Subject NGLs that UPR will deliver to UPFUELS from each plant and at each Delivery Point during the following Month. The Availability Report shall be completed by the 25th Day of the Month prior to the Month during which such Subject NGLs are to be delivered. The Monthly Availability Report shall be on a Component-by- Component basis, and shall be deemed available for ratable delivery throughout the Month. If the Parties cannot agree on an Availability Report by the 25th Day of such Month, then the forecast for the relevant Month shall be the actual deliveries of NGLs (by location and Component) for the immediately preceding Month. The Parties shall use commercially reasonable efforts to keep each other informed of significant Daily variations in the quantities of Subject NGLs available for purchase and sale hereunder.

         2.4 RATABLE BASIS. The Parties shall use reasonable efforts to deliver and receive, as applicable, NGLs on a ratable Daily basis.

         2.5      UPFUELS DEFICIENCY QUANTITY.

                  (a) UPFUELS DEFICIENCY QUANTITY. Unless performance is excused by Force Majeure or another provision of this Agreement, if, during any Month, UPFUELS fails to purchase at least 95% of all quantities of Subject NGLs that UPR makes available at each Delivery Point (including but not limited to Delivery Points at processing plants) for sale pursuant to Section 2.1(a) (regardless of whether such quantities have been included in the Availability Report), UPFUELS shall pay UPR, within ten (10) Days after receipt of UPR's invoice, an amount equal to the product obtained by multiplying (i) the difference between the quantity of Subject NGLs actually purchased by UPFUELS and 95% of the quantity of Subject NGLs actually made available by UPR or such higher volume as required to assure no interruption in plant operations due to storage limitations, at each relevant Delivery Point (the "UPFUELS Deficiency Quantity") by (ii) the positive total, if any, of (a) the price that UPFUELS would have paid for the UPFUELS Deficiency Quantity under this Agreement plus any applicable Marketing Fee less (b) the difference between (1) the price UPR obtains in an arm's-length sale to a third Person of the UPFUELS Deficiency Quantity, and (2) the


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


T&F Costs and other costs incurred by UPR in connection with such arm's-length sale or UPFUELS' failure to purchase the UPFUELS Deficiency Quantity, including without limitation costs of storing the UPFUELS Deficiency Quantity, plus (c) an amount, as liquidated damages, equal to one quarter of one cent per Gallon ($0.0025), multiplied by the UPFUELS Deficiency Quantity, to cover UPR's administrative and operational costs and expenses. An example of the formula to determine, and a sample calculation of, the UPFUELS Deficiency Quantity amount is set forth on Schedule 2.5 attached hereto and made a part hereof. In the event of a conflict between the provisions of this Agreement and Schedule 2.5, the provisions of Schedule 2.5 shall control. The UPFUELS Deficiency Quantity shall be released to UPR, at UPR's option for the remainder of such Month in order to permit UPR to mitigate its losses through the sale of the UPFUELS Deficiency Quantity to third Persons, and UPR shall use commercially reasonable efforts to market the UPFUELS Deficiency Quantity.

                  (b) It is specifically understood and agreed that the provisions of Section 2.5(a) are not intended to relieve UPFUELS of its obligation under Section 2.1(b) to purchase 100% of all quantities of Subject NGLs that UPR makes available at each processing plant and Delivery Point during each Month of the term of this Agreement, but rather to prevent the shutdown or curtailment of operations at processing plants at which Subject NGLs are recovered due to the failure of UPFUELS to remove Subject NGLs available for purchase at such plants and at the Delivery Points provided for herein.

                  (c) EXCLUSIVE CONSEQUENCES OF UPFUELS' FAILURE TO PURCHASE SUBJECT NGLS. TO THE EXTENT THAT DAMAGES IN RESPECT OF UPFUELS' FAILURE TO TAKE SUBJECT NGLs ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE AND AGREE THAT ACTUAL DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT AND THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS RESULTING FROM SUCH A FAILURE. ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY RELATING TO SUCH FAILURE ARE WAIVED, RELEASED AND RELINQUISHED IN RESPECT OF SUCH FAILURE. THE PARTIES ACKNOWLEDGE THAT THE CONSEQUENCES OF THE FAILURE DESCRIBED IN THIS
ARTICLE II ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT THE REMEDIES SET FORTH HEREIN RESPECTING SUCH FAILURE CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS THAT WOULD BE SUFFERED BY UPR AS A RESULT OF SUCH FAILURE.


                                   ARTICLE III

                     DELIVERIES AND TRANSPORTATION CONTRACTS

         3.1 GENERAL. The Subject NGLs shall be delivered by UPR (or at UPR's direction) to UPFUELS or to UPFUELS' designated representative for the account of UPFUELS, at the Delivery Point(s), subject to and in accordance with the applicable terms and conditions of this Article III.

         3.2 LOCATION OF DELIVERY POINT(S). The Delivery Point(s) for Subject NGLs sold and delivered hereunder shall be determined as follows:


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



                  (a) PIPELINE DELIVERY POINTS. If delivery is to be to or from a pipeline, the Delivery Point shall be located, and delivery of NGLs shall be deemed to occur, at the point at which such NGLs pass the pipeline meter. If pipeline delivery is by in-line inventory transfer, delivery shall be deemed to occur on the date and time that the relevant pipeline carrier advises UPR and UPFUELS, by product transfer order, book transfer, or letter of transfer, that NGLs shall be transferred to UPFUELS' account, and the Delivery Point shall be the location of the NGLs in the pipeline of the pipeline carrier on the Day and time that such in-line transfer of NGLs is deemed to occur. The Parties hereto understand and agree that UPFUELS has no control over the operations of the pipeline carrier and therefore cannot control when NGLs transferred to UPFUELS' account by the pipeline carrier will, in fact, occur.

                  (b) RAILCAR, TRUCK AND BARGE DELIVERY POINTS. If delivery is to be by or into a railcar, truck or barge owned, operated, leased, or hired by UPFUELS, the Delivery Point shall be located, and delivery of NGLs shall be deemed to occur, at the point at which the NGLs pass from the flange connecting the loading facility to UPFUELS' owned, operated, leased, or hired railcar, truck, or barge whether said railcar, truck, or barge is loaded by UPR or UPFUELS directly or on behalf of UPR or UPFUELS through UPR's or UPFUELS' agent.

         3.3 TITLE AND RISK OF LOSS. Title to the Subject NGLs delivered by UPR to UPFUELS and risk of loss (other than those allowable gains and losses specified herein) shall pass to UPFUELS at the Delivery Points. All charges, royalties, lease burdens, expenses, fees, claims, damages, demands, injuries and other costs or losses incurred in or attributable to production and transfer, transportation (except as otherwise agreed by the Parties), and handling of the Subject NGLs delivered in accordance with this Agreement prior to delivery to UPFUELS at the Delivery Point(s) shall be the exclusive responsibility of UPR, as between the Parties, and UPR shall indemnify, defend, and hold harmless UPFUELS from all such charges, royalties, lease burdens, expenses, fees, taxes, claims, damages, demands, injuries, and other costs or losses. All charges, expenses, fees, taxes, claims, damages, demands, injuries and other costs or losses incurred in or attributable to the purchase and transfer, transportation, and handling of the Subject NGLs delivered in accordance with this Agreement at and after delivery of the Subject NGLs at the Delivery Point(s) shall be the exclusive responsibility of UPFUELS, as between the Parties, and UPFUELS shall indemnify, defend, and hold harmless UPR from all such charges, expenses, fees, taxes, claims, damages, demands, injuries, and other costs or losses, unless such claims arise from UPFUELS' unknowing acceptance of Offspec NGLs delivered at a plant operated by third Persons. In addition, each of the Parties hereto shall indemnify and hold the other harmless from any losses and damages arising out of the operations conducted hereunder by such indemnifying Party to the extent resulting from the negligent acts or willful misconduct of such indemnifying Party, its agents or its employees.

         3.4 GENERAL RULES FOR TRANSPORTING AND DELIVERING NGLS AT DELIVERY POINTS. The following rules shall be applicable to the transportation and loading of NGLs at the Delivery Point(s) situated at facilities neither owned nor operated by UPFUELS:

                  (a) The loading of NGLs at the applicable Delivery Point(s) shall be performed in accordance with schedules mutually agreed to by the Parties.

                  (b) If UPFUELS' or UPFUELS' designees' owned or leased trucks are used to transport NGLs from the Delivery Point, UPR or its designees agree to load such trucks upon arrival at the Delivery Point. Notwithstanding the foregoing, UPR or its designees shall have the right to refuse to load any truck that fails to meet Department of Transportation or other laws, rules, regulations or standards that are applicable from time to time.

         3.5 CONSOLIDATION OF DELIVERIES. Notwithstanding anything contained herein to the contrary, UPR shall be allowed to consolidate its deliveries of NGLs behind one or more Delivery Points so long as (i) sufficient notice is provided UPFUELS and (ii) such consolidation does not have any economic effect on UPFUELS.

         3.6      TRANSPORTATION CONTRACTS.

         (a) GENERALLY. Contemporaneously with the execution and delivery of this Agreement, UPFUELS has succeeded to the rights and obligations of UPFUELS, an Affiliate of UPR, under the transportation contracts listed in Schedule 3.6 (the "Transportation Contracts"). UPFUELS agrees that the rights to allocated pipeline capacity set forth in the Transportation Contracts shall be exclusively committed to transportation of Subject NGLs. UPR shall reimburse UPFUELS for, and/or indemnify UPFUELS against, costs and expenses that it incurs under the Transportation Contracts for volume deficiencies associated with the minimum volume commitment obligations to transport Subject NGLs thereunder. The computation of any such deficiencies shall be included in the statement to be delivered by UPFUELS to UPR pursuant to Section 7.1, and UPR agrees that such costs may be offset by UPFUELS against payments due UPR hereunder.

         (b) OBLIGATIONS OF UPFUELS REGARDING TRANSPORTATION CONTRACTS. UPFUELS covenants and agrees as follows:

                  (i) PAYMENT AND PERFORMANCE OF OBLIGATIONS. UPFUELS will pay all amounts due and owing by it under the Transportation Contracts, shall observe, perform and comply with every covenant, term and condition set forth therein and shall otherwise keep such Transportation Contracts in full force and effect;

                  (ii) NOTICE OF DEFAULTS, DISPUTES AND LITIGATION. Promptly after becoming aware of the same, UPFUELS shall notify UPR of any breach or default under any of the Transportation Contracts, or any disputes or litigation (whether administrative, judicial or arbitral) in connection with the Transportation Contracts that could reasonably be expected to have an adverse effect on (a) UPFUELS' ability to transport Subject NGLs thereunder or (b) the prices for Subject NGLs realized by UPR hereunder, and shall keep UPR informed, on an ongoing basis, of material developments in any such disputes or litigation;

                  (iii) COMPLIANCE WITH LAWS. UPFUELS shall comply in all material respects with all laws, rules and regulations applicable to the performance of its obligations under the Transportation Contracts;

                  (iv) PROHIBITION ON UNILATERALLY INCREASING TRANSPORTATION COSTS; COMMERCIALLY REASONABLE EFFORTS TO MINIMIZE TRANSPORTATION COSTS. Without the prior written consent of UPR (such consent not to be unreasonably withheld), UPFUELS shall not take any act that would (a) increase transportation rates under the Transportation Contracts (including but not limited to supporting an increase in the rates of a transporter under the Transportation Contracts in a rate case or other administrative proceeding), (b) result in higher UPR payments under Section 3.6 in respect of volume deficiencies or (c) otherwise increase Transportation Costs (including but not limited to Pipeline Transportation Costs), and shall use all commercially reasonable efforts to minimize Transportation Costs thereunder (it being understood and agreed, however, that UPFUELS or its Affiliates may increase transportation rates if such rates (x) are uniformly applied to all shippers and (y) are permitted under the Transportation Contracts and applicable law);

                  (v) RESTRICTION ON AMENDMENT OF TRANSPORTATION CONTRACTS. Without the prior written consent of UPR (such consent not to be unreasonably withheld), UPFUELS shall not amend any Transportation Contract if such amendment would result in higher transportation rates or would otherwise increase Transportation Costs (including but not limited to Pipeline Transportation Costs), whether by change in a receipt point or delivery point under such Transportation Contract, or otherwise, and UPFUELS shall promptly advise UPR if UPFUELS has received any proposed notice of rate increase, amendment or other request from a transporter under any Transportation Contract or pipeline tariff that would have the effect of increasing Transportation Costs; and

                  (vi) RESTRICTION ON TERMINATION OR ASSIGNMENT OF TRANSPORTATION CONTRACTS. UPFUELS shall not terminate, assign, pledge, mortgage, transfer or hypothecate all or any portion of its rights under any Transportation Contract without the prior written consent of UPR, which consent may be withheld in its sole discretion for any reason.

                                   ARTICLE IV

                                     QUALITY

         4.1 SPECIFICATIONS. All NGLs sold by UPR and purchased by UPFUELS hereunder shall meet (i) the specifications set forth in Exhibit "A," which is attached hereto and made a part hereof for all purposes and (ii) the standards set forth in GPA 84-2177, as amended from time to time, or other generally accepted industry standards, as revised from time to time. UPFUELS shall have the right to reject any NGLs which fail to meet such quality specifications ("Offspec NGLs"), subject, however, to the provisions of Section 4.2. Notwithstanding the foregoing, UPFUELS shall not have the right to reject Offspec NGLs produced at and delivered from a processing or fractionation plant owned and/or operated by UPFUELS or its Affiliates.

         4.2 FAILURE TO CONFORM. Should the NGLs delivered hereunder to UPFUELS, or to UPFUELS' designated representative for the account of UPFUELS from a plant owned and/or operated by a Person other than UPFUELS or its Affiliates, fail at any time to conform to the specifications provided for in
Section 4.1, either Party may notify the other Party of any such failure, and, upon receipt of such notice, UPR shall undertake and diligently pursue such acts as may be necessary to correct such failure so as to deliver NGLs conforming to the specifications set forth above. If it is not economical for UPR to correct such failure, then UPR shall notify UPFUELS to such effect, and UPFUELS shall sell the Offspec NGLs on the best terms and conditions available for such Offspec NGLs at the time of sale, remitting to UPR actual realized value from such sale less the applicable Marketing Fee, as determined in accordance with the applicable provisions of Article VI.

         4.3 OFFSPEC NGLS. Notwithstanding the foregoing, UPFUELS shall not be entitled to a discounted price for any Offspec NGLs produced at and delivered from a processing or fractionation plant owned and/or operated by UPFUELS or its Affiliates if, immediately prior to the Effective Date of this Agreement, any such plant was producing, or if not then producing, was capable of producing, NGLs that met the applicable specifications provided for in Section 4.1, unless the Subject NGLs were Offspec NGLs by reason of Force Majeure.

         4.4 WAIVER. The knowing acceptance by UPFUELS of Offspec NGLs other than as described in Section 4.2, above, from plants owned and/or operated by a party other than UPFUELS or its Affiliates, shall constitute a waiver by UPFUELS of any and all other rights and remedies available to UPFUELS under this Agreement or otherwise with respect to UPR's tender of such Offspec NGLs, and all risk of loss, damage or liability arising out of UPFUELS' ownership, control, possession, or use of such Offspec NGLs shall pass to and be borne by UPFUELS.

                                    ARTICLE V

                            MEASUREMENT AND ANALYSES

         5.1 GENERAL. On all deliveries into or out of railcars, the quantity shall be determined by plant meter, official tank car capacity tables or slip tube gauges in accordance with Gas Processors Association ("GPA") Publication 8162, latest revision, as listed in order of preference, if available. On all deliveries into or out of truck equipment, quantities shall be determined by weighing, meter, rotary gauge, or other measuring devices that meet industry standards, in accordance with GPA Publications 8162 and 8186, latest revision, as listed in order of preference, if available. On all deliveries into or out of pipelines, quantities shall be determined by pipeline meter in accordance with the America Petroleum Institute ("API") Manual of Petroleum Measurement Standards. For raw make mixtures, volumes of the component products shall be determined on a mass (pound) measurement basis in accordance with the latest edition of GPA Publications 8173 and 8182. On all deliveries into or out of shore tanks, quantities shall be determined either by meter or gauge from a static tank in accordance with the API Manual of Petroleum Measurement Standards and based upon the practice of the relevant terminal. All quantities shall be corrected to standard conditions of sixty degrees Fahrenheit (60(degree)F) and equilibrium vapor pressure in accordance with the API Manual of Petroleum Measurement Standards, Chapter 14, Section B. The quantity and quality of NGLs covered by this Agreement shall be measured according to the current versions of the applicable standards of API and the American Society for Testing Materials, if available. Each Party shall be entitled to have its representatives present during all loadings, unloadings, tests, and measurements involving NGLs delivered hereunder. If the Parties cannot agree on measurement or quality tests results, the measurements and quality tests required to determine the volume of receipts or shipments or the conformity of the NGLs delivered to the specifications set forth herein shall be made by an independent inspector selected jointly by the Parties, the cost of which shall be shared equally by the Parties.

                                   ARTICLE VI

                                      PRICE

         6.1      PURITY PRODUCT SALES.

                  (a) PURITY PRODUCT PRICES FOR SALES OTHER THAN LOCAL SALES. For Purity Products other than Purity Products sold in Local Sales, UPFUELS shall pay UPR 100% of the Netback Price, less the applicable Marketing Fee determined in accordance with Section 6.3.

                  (b) PURITY PRODUCT PRICES IN LOCAL SALES. For Local Sales of Purity Products, UPFUELS shall pay 100% of the Netback Price, less the applicable Marketing Fee, but in no event shall UPFUELS pay less than the Pipeline Price if a commercially reasonable pipeline connection exists for such Purity Products. If a Pipeline Capacity Constraint exists, however, or if no commercially reasonable pipeline connection exists for such Purity Products, then the price for Local Sales of Purity Products shall be determined pursuant to Section 6.1(a). UPFUELS shall notify UPR promptly in writing upon the occurrence of a Pipeline Capacity Constraint, and shall use commercially reasonable efforts to remove such Constraint. Upon removal of such Constraint, the provisions of this Section 6.1(b) shall once again apply to Local Sales of Purity Products.

         6.2      RAW NGL MIX SALES.

                  (a) RAW NGL MIX SALES FOR SALES AT MONT BELVIEU. UPFUELS shall pay UPR the Netback Price for Mont Belvieu, Texas (non-TET, non-specialty and non-prompt, and Ethane as purity), less Mont Belvieu T&F Costs and the applicable Marketing Fee, for the volumes of NGLs delivered to UPFUELS as Components of Raw NGL Mix at the applicable Delivery Points including Delivery Points at the tailgates of the plants listed in Exhibit "D."

                  (b) RAW NGL MIX SALES FOR SALES AT CONWAY. UPFUELS shall pay UPR the Netback Price for Conway, Kansas, non-specialty and non-prompt, less Conway T&F Costs and the applicable Marketing Fee, for the volumes of NGLs delivered to UPFUELS as Components of Raw NGL Mix at the applicable Delivery Points including Delivery Points at the tailgates of the plants listed in Exhibit "E."

                  (c) RAW NGL MIX PRICES IN LOCAL SALES. For Local Sales of Raw NGL Mix, UPFUELS shall pay 100% of the Netback Price, less the applicable Marketing Fee, but in no event shall UPFUELS pay less than the Pipeline Price if a commercially reasonable pipeline connection exists for such Raw NGL Mix. If a Pipeline Capacity Constraint exists, however, or if no commercially reasonable pipeline connection exists for such Raw NGL Mix, then the price for Local Sales of Raw NGL Mix shall be determined pursuant to Section 6.2(a) or Section 6.2(b), as applicable. UPFUELS shall notify UPR promptly in writing upon the occurrence of a Pipeline Capacity Constraint, and shall use commercially reasonable efforts to remove such Constraint. Upon removal of such Constraint, the provisions of this Section 6.2(c) shall once again apply to Local Sales of Raw NGL Mix.

         6.3 MARKETING FEE. The marketing fee for Subject NGLs hereunder (the "Marketing Fee") shall be $0.005 per Gallon on Local Sales of Raw NGL Mix and Purity Product and $.0025 per Gallon on Raw NGL Mix and Purity Product Sales at NGL Market Centers.

         6.4 REPLACEMENT OF INDEX. If for any reason the OPIS index for a particular NGL or NGL Market Center should cease to be published, the Parties agree to promptly and in good faith negotiate a mutually satisfactory Alternate Index or substitute methodology for calculating the price for such NGL or such NGL Market Center (the "Alternate Index"). If, on or before thirty (30) Days after the index used to determine the price ceases to be published, the Parties are unable to agree on an Alternate Index upon which to base the calculation of the price, the Parties shall submit such determination to dispute resolution procedures in accordance with the provisions of Article XII. From the date on which the index used to determine the price for a particular NGL or NGL Market Center ceases to be available, until the Alternate Index is determined, the price for such NGL or NGL Market Center shall be the average of the prices in effect during the twelve (12) Months preceding the Month in which the index upon which the price was based ceased to be available, which price shall be effective until the Alternative Index has been determined pursuant to Article XII. Upon the determination of an Alternate Index, the price will be adjusted retroactively to the date on which the index upon which the price previously was based ceased to be available, plus interest thereon to accrue until all amounts due and owing in respect of this Section 6.4 have been paid, at the Base Rate.

         6.5 SHARING OF INCENTIVE RATES. Attached hereto as Schedule 6.5, is a listing of all transportation and fractionation agreements affecting the Subject NGLs as of the Effective Date, and the applicable transportation or fractionation rates or formulas for each such agreement. The rates and formulas set forth on Schedule 6.5 are hereinafter referred to as the "Baseline Rates." To the extent that UPFUELS is able to obtain lower transportation or fractionation rates or formulas than the Baseline Rates (such lower rates and formulas being herein called the "Incentive Rates"), UPFUELS may retain, for its own account, fifty percent (50%) of the difference between the Baseline Rates and the Incentive Rates on sales of Subject NGLs made under such Incentive Rates (the "Incentive Amount"). Any Incentive Amount shall be described in reasonable detail on the statement delivered to UPR pursuant to Article VII.

         6.6 LOCK-IN OF FRACTIONATION COSTS. At its option, UPR may initiate negotiations with UPFUELS to lock in some or all of the fractionation fees and associated fractionation costs included in T&F Costs charged to UPR hereunder with respect to Subject NGLs. Such lock-in rates and costs shall be mutually acceptable to UPR and UPFUELS and the lock-in period shall be for a period of not less than six Months. Any agreement to lock in fractionation fees and costs shall be in writing.

                                   ARTICLE VII

                         ACCOUNTING, BILLING AND PAYMENT

         7.1 STATEMENTS AND PAYMENT. UPFUELS shall make payment and shall provide UPR with a written and an electronically transmitted statement by not later than the 25th Day of the Month for Subject NGLs delivered during the preceding Month, provided statements from third party plant operators are received by the tenth (10th) Day following the end of the Month (it being understood that if such statements are received after such tenth (10th) Day, UPFUELS shall pay UPR for the relevant Month based on estimates, which shall be promptly adjusted in subsequent Months to reflect actual sales). Such statement shall set forth (a) the quantities and Components of Subject NGLs delivered at each Delivery Point (with such quantities to be based on plant settlement volumes, where applicable), (b) the prices applicable to such Subject NGLs, as provided herein, at each Delivery Point, (c) any Transportation Costs, Pipeline Transportation Costs, T&F Costs, Marketing Fees, or Incentive Amounts retained by UPFUELS pursuant to Section 6.5, each of which categories shall be described in reasonable detail, (d) any amounts due in respect of volume deficiencies under the Transportation Contracts for which UPR is liable pursuant to Section 3.6, together with copies of invoices and other supporting documentation of such amounts reasonably satisfactory to UPR, and (e) such other information and detail as may be mutually agreeable to the Parties and such payment shall be remitted by wire transfer of immediately available funds into an account designated by UPR. Any amounts due from UPR hereunder in respect of volume deficiencies under the Transportation Contracts shall be paid within 15 Days of UPR's receipt of UPFUELS' statement, or UPFUELS, at its discretion, may set off such amounts against amounts due hereunder, subject in all respects to UPR's rights to dispute the amount of such set off pursuant to Section 7.2. If the Day on which payment is due hereunder does not fall on a Business Day, then UPFUELS' payment shall be due on the preceding Business Day.

         7.2 DISPUTED PAYMENTS. Should a statement be disputed by a Party in good faith, the disputing Party will pay any undisputed amount and will notify the other Party in writing of the disputed amount and the basis for the dispute. Payment of the undisputed portion of a statement will not be deemed a waiver of the paying Party's right to recoup any overpayment, and acceptance of such payment will not be deemed a waiver of the accepting Party's right to recover any underpayment. The Party that rendered the disputed statement will promptly investigate the dispute and will submit a corrected statement, if necessary, within thirty (30) Days after receiving notice of the dispute. If the Parties cannot agree on the disputed amount within such 30-Day period, then either Party may institute dispute resolution procedures in accordance with
Article XII. If upon resolution of the dispute (whether by agreement or otherwise), a Party is determined to have underpaid the amount actually due, the Party will remit the amount due, plus interest thereon from the date such amount should have been paid until such amount has been received by the underpaid Party, calculated at the rate stated in Section 7.3 herein. If upon resolution of the dispute (whether by agreement or otherwise), a Party is determined to have overpaid the amount actually due, the Party to whom such overpayment was made will refund the excess paid, plus interest thereon calculated at the rate stated in Section 7.3 herein.

         7.3 OVERDUE PAYMENTS. Subject in all respects to Section 7.2, if either Party fails to pay the amount due the other Party when due hereunder as set forth in Section 7.1, then interest on any such unpaid and overdue amount shall accrue until paid at the Base Rate.

         7.4 TWO YEAR LIMIT ON ADJUSTMENTS. Any statement, charge or payment under this Agreement will be deemed final unless disputed in accordance with Section 7.2 within 24 Months from the final Business Day of the calendar year in which such statement, charge or payment was made or rendered except for any adjustments to such statement, charge or payment due to adjustments of settlement statements in respect of the Subject NGLs from third Person plant operators, in which event any dispute regarding such adjustments must be made within 24 Months of the final Business Day of the calendar year in which notice of such adjustment was received. Any payment with respect to a retroactive adjustment shall include an amount equal to interest on all amounts past due from the date of the initial payment at the rate set forth in Section 7.3 above.

         7.5 AUDIT. Each Party shall keep and maintain true and correct books, records, files and accounts of all information reasonably related to the transactions contemplated by this Agreement, including all measurement records, all information used to determine prices and calculate invoices, all invoices, statements and payment records (collectively, the "Records"). Each Party shall have the right, upon reasonable notice of the other Party of not less than ten
(10) Business Days, to audit the Records of the other Party at any time during reasonable business hours during the term of this Agreement and for a period of 24 Months after the Month of such Agreement's termination, to the extent necessary to determine compliance by the other Party with the terms of this Agreement, but such audit rights shall be limited to auditing such Records for the then current and three preceding calendar years. Notwithstanding the foregoing, if a governmental body asserts a claim, or conducts an audit, against a Party arising from the purchase or sale of Subject NGLs and that Party determines in its reasonable judgment that its response to such claim requires or would benefit from an audit of the Records of the other Party, such audit may be conducted during the term of this Agreement and for a period ending on the fifth (5th) anniversary of the event or payment forming the basis of such governmental claim. In order to accommodate such governmental audits, UPR and UPFUELS will maintain the appropriate Records for a period of not less than five
(5) years. Each Party shall also have access to the Records of the other Party for purposes of responding to claims, or requests for audits, asserted by a non-governmental third Person and arising from the purchase or sale of Subject NGLs.

         7.6      LETTER OF CREDIT; CREDIT ENHANCEMENT.

                  (a) INITIAL LETTER OF CREDIT REQUIREMENT. If requested by UPR, on or before the Effective Date, UPFUELS shall have executed and delivered, at its sole cost and expense, one or more irrevocable standby letters of credit (the "Letter of Credit," whether one or more), issued by one or more commercial banks satisfactory to UPR, in an aggregate amount equal to the Initial Amount (hereinafter defined), and otherwise in form, term and substance satisfactory to UPR. The Initial Amount shall equal the product of (i) the average Daily quantities of Subject NGLs designated for delivery by UPR in the initial Availability Report delivered to UPFUELS in accordance with Section 2.3 of this Agreement, (ii) the contract prices estimated in good faith by UPR to be payable in respect of Subject NGLs designated for delivery by UPR pursuant to clause (i) and (iii) 65 Days. UPFUELS' delivery of the Letter of Credit shall be a condition precedent to the performance of UPR's obligations hereunder.

                  (b) ADJUSTMENT OF INITIAL AMOUNT. Except as otherwise provided in this Section 7.6(b), the Initial Amount shall not be subject to adjustment until April 1999, when UPR shall review the Initial Amount and all other terms of the Letter of Credit to determine whether such Initial Amount or such other terms should be adjusted in view of all commercial factors relevant to the assurance of UPFUELS' performance of its obligations under this Agreement, including but not limited to (i) UPFUELS' creditworthiness, (ii) the general level of prices for NGLs and other energy commodities and (iii) the condition of the domestic and international economy. UPR shall thereafter review the amount and other terms of the Letter of Credit not less frequently than each subsequent October and April during the term of this Agreement. Nothing in this Section 7.6(b) shall be construed to limit UPR's right to review the amount of the Letter of Credit on a more frequent basis, however, or to require such additional credit enhancement as UPR deems necessary to provide adequate assurances of UPFUELS' obligations hereunder. Notwithstanding the foregoing, the Parties agree that no adjustment shall result in a Letter of Credit with an obligation greater than the product of (x) the quantities of Subject NGLs estimated in good faith to be delivered by UPR over a period of 65 Days, (y) the contract price estimated in good faith by UPR to be payable in respect of such Subject NGLs over such period and (z) 65 Days.

                  (c) MAINTENANCE OF LETTER OF CREDIT. If requested by UPR, UPFUELS shall maintain the Letter of Credit at all times during the term of this Agreement, and shall give UPR not less than 60 Days' written notice prior to the expiration of any Letter of Credit. UPFUELS' failure to maintain the Letter of Credit in the amounts and on the terms required hereunder, or to provide UPR with any other credit enhancement required hereunder, shall be a UPFUELS Credit Default, and shall entitle UPR to exercise the remedies set forth hereunder, including but not limited to suspension of performance hereunder and the termination of this Agreement.


                                  ARTICLE VIII

                             DISCLAIMER AND WARRANTY

         8.1 WARRANTY. UPR warrants title to, or the right to sell, all Subject NGLs delivered to UPFUELS under this Agreement. UPR also warrants that all such Subject NGLs shall be free from all liens, encumbrances and adverse claims.

         8.2 DISCLAIMER. EXCEPT AS MADE IN SECTION 8.1 (REGARDING UPR'S TITLE), UPR MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO SUBJECT NGLs SOLD HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                   ARTICLE IX

                                  FORCE MAJEURE

         9.1 SUSPENSION OF OBLIGATIONS. If either UPR or UPFUELS is rendered unable, by reason of an event of Force Majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, except for the payment of monies owed, then upon that Party's giving notice (the initial notice may be oral notice followed by written notice within five (5) Business Days of such oral notice) and full particulars of the event of Force Majeure, then the obligations of both Parties under this Agreement shall be suspended, except for the payment of amounts owed under this Agreement, to the extent and for the period of such Force Majeure event.

         9.2 FORCE MAJEURE DEFINED. The term "Force Majeure" means an event that (i) was not within the control of the Party claiming its occurrence; and
(ii) could not have been prevented or avoided by such Party through the exercise of due diligence. Events of Force Majeure include, without limitation by enumeration, acts of nature; lightning, hurricanes or storms, hurricane or storm warnings which in UPFUELS' or UPR's judgment require and result in the precautionary shut-down or evacuation of production facilities; earthquakes, epidemics, fires, floods, landslides, washouts, freezing of wells or lines of pipe used to supply Subject NGLs under this Agreement and other similar severe natural calamities; events affecting processing or fractionation plants at which Subject NGLs are being processed, that prevent the delivery of such Subject NGLs to the Delivery Point(s) provided for in this Agreement; acts of public enemy; wars; blockades; insurrections; riots; civil disturbances and arrests; strikes, lockouts or other industrial disturbances; explosions, breakage, accidents to wells, equipment, facilities or lines of pipe used to enable UPR to deliver or UPFUELS to receive Subject NGLs under this Agreement; the inability or refusal of any transporter of NGLs to receive, transport or deliver NGLs sold or purchased hereunder (but only if (x) such inability or refusal results from an event that is interrupting such Transporter's service to its firm customers and
(y) no available alternative for the transportation of the affected Subject NGLs exists); imposition by a regulatory agency, court or other governmental authority having jurisdiction of binding laws, conditions, limitations, orders, rules or regulations that prohibit either Party from performing, provided such governmental action has been resisted in good faith by all reasonable legal means; temporary cleaning or testing of facilities (including but not limited to, scheduled gas processing facility turnarounds and shutdowns for safety maintenance) or any other cause of a similar type whether of the kind herein enumerated or otherwise, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to overcome. Force Majeure shall also include any event of Force Majeure occurring with respect to the facilities or services of either UPR's or UPFUELS third Person suppliers or customers receiving or delivering any product, fuel, feedstock or other substance necessary to the performance of such Person's obligations to UPR or UPFUELS, and shall also include curtailment or interruptions of deliveries or service by such third Person suppliers or customers as a result of an event of Force Majeure.

         9.3 EXCLUSIONS. Force Majeure does not include loss of markets or a change in market prices for NGLs.

         9.4 LABOR DISPUTES. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty and the above requirement of the use of diligence in restoring normal operating conditions shall not require the settlement of strikes or lockouts by acceding to the terms of the opposing Person when such course is inadvisable in the discretion of the Party having the difficulty.

                                    ARTICLE X

                                      TAXES

         10.1 GENERAL. UPR shall be liable for and shall pay, or cause to be paid, or reimburse UPFUELS if UPFUELS has paid, for all Taxes applicable to Subject NGLs upstream of the Delivery Point(s), including severance, production, ad valorem and/or similar taxes, if applicable, levied on NGLs at or prior to the Delivery Point(s). If UPFUELS is required to remit such Tax, the amount thereof shall be deducted from any sums becoming due to UPR hereunder and shall be itemized on the statement provided by UPFUELS in accordance with Section 7.1. UPFUELS shall be liable for and shall pay, cause to be paid, or reimburse UPR if UPR has paid, for all Taxes applicable to Subject NGLs at or downstream of the Delivery Point(s). When laws, ordinances or regulations permit or impose upon UPR the obligation to collect or pay Taxes applicable to Subject NGLs at or downstream of the Delivery Point, UPR shall collect all such Taxes from UPFUELS, which shall be in addition to the applicable price, and remit the same to the appropriate governmental authority, unless UPFUELS furnishes a certificate of exemption. UPR SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS UPFUELS FROM AND AGAINST ANY LIABILITY WITH RESPECT TO THE TAXES FOR WHICH UPR IS LIABLE AND UPFUELS SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS UPR FROM AND AGAINST ANY LIABILITY WITH RESPECT TO THE TAXES FOR WHICH UPFUELS IS LIABLE.

         10.2 EVIDENCE OF EXEMPTION FROM TAX. To claim an exemption from payment of a Tax, a Party shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption from any Tax, and each Party agrees to cooperate with the other Party in obtaining any such exemption.

         10.3 NEW TAXES. If the performance of this Agreement causes, or could reasonably be expected to cause, a material long term economic or operational hardship to either Party due to the enactment of new Taxes after the Effective Date, then upon written request of either Party, the Parties shall renegotiate in good faith the burdensome terms and conditions of this Agreement so as to make them fair and equitable. Such renegotiations shall occur within thirty (30) Days of the date of the non-requesting Party's receipt of such written request for such renegotiations. If the Parties are unable to agree on new provisions to replace the burdensome terms and conditions of this Agreement within ninety (90) Days of the non-requesting Party's receipt of such written request, this Agreement shall terminate without necessity of further action on the part of either Party.

                                   ARTICLE XI

                           TERM, DEFAULT AND REMEDIES

         11.1     TERM.

                  11.1.1 GENERAL. This Agreement shall remain in full force and effect for an initial term of five (5) years from the Effective Date, and from year-to-year thereafter unless terminated by either Party by giving written notice of termination no later than 180 Days prior to the last Day in the then effective term, unless sooner terminated (i) as provided in Section 11.3.1, (ii) pursuant to Section 10.3, (iii) pursuant to Section 11.1.2 or (iv) upon the occurrence of a Change of Control with respect to either Party, as provided in
Section 13.2.

                  11.1.2 TERMINATION DUE TO INCREASE IN REGULATORY BURDENS. If the performance of this Agreement causes, or could reasonably be expected to cause, a material long term economic or operation hardship to either Party due to the enactment of new regulations or other laws (excluding, however, regulations and laws relating to new Taxes, as to which Section 10.3 governs) after the Effective Date, then, upon written request of either Party, the Parties shall renegotiate in good faith the burdensome terms and conditions of this Agreement so as to make them fair and equitable. Such renegotiations shall occur within thirty (30) Days of the date of the non-requesting Party's receipt of such written request for renegotiation pursuant to this Section 11.1.2. If the Parties are unable to agree on new provisions to replace the burdensome terms and conditions of this Agreement within ninety (90) Days of the non-requesting Party's receipt of such written request, this Agreement shall terminate without necessity of further action on the part of either Party.

                  11.1.3 SURVIVAL OF OBLIGATIONS. Termination of this Agreement shall in no way relieve any Party from any obligations or liabilities accrued hereunder as of the date of termination, and all indemnity obligations of the Parties shall survive the termination of this Agreement for the maximum period prescribed by applicable law.

         11.2     DEFAULTS.

                  11.2.1 UPFUELS DEFAULT DEFINED. Each of the following shall be deemed a "UPFUELS Default": (i) UPFUELS' failure to pay or cause to be paid any undisputed amount owing under this Agreement (including but not limited to amounts due in respect of UPFUELS Deficiency Quantities) when due for a period of fifteen (15) Days after the due date (a "UPFUELS Payment Default"); (ii) the occurrence of one or more of the following events with respect to UPFUELS: (A) the entry of a decree or order for relief against UPFUELS by a court of competent jurisdiction in any involuntary case brought against UPFUELS under any bankruptcy insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for UPFUELS or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of the UPFUELS' affairs, (D) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 Days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law), (E) the commencement by UPFUELS of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (F) the consent by UPFUELS to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for UPFUELS or for any substantial part of its assets or property, or (G) the making by UPFUELS of any general assignment for the benefit of its creditors (the events referred to in clauses (A) through (G) being collectively referred to as a "UPFUELS Bankruptcy Default"); (iii) the failure of UPFUELS to maintain the Letter of Credit, or any other credit enhancement, if required under Section 7.6 (a "UPFUELS Credit Default"); (iv) the inaccuracy, in any material respect, of any representation or warranty made by UPFUELS in Section 14.10 of this Agreement (a "UPFUELS Representation Default"); or (v) UPFUELS' failure to perform any covenant or other obligation in this Agreement (other than those specified in clauses (i) through (iv) of this Section 11.2.1), and if such failure is susceptible of cure before UPR suffers any costs or losses as a result thereof, and such failure is not remedied within thirty (30) Days of UPFUELS' receipt of a written notice describing the particulars of such failure in reasonable detail (such failure being herein called a "UPFUELS Covenant Default").

11.2.2 UPR DEFAULT DEFINED. Each of the following shall be deemed a "UPR Default": (i) UPR's failure to pay or cause to be paid any undisputed amount owing under this Agreement (including but not limited to amounts due in respect of UPR Deficiency Quantities) when due for a period of fifteen (15) Days after the due date (a "UPR Payment Default"); (ii) the occurrence of one or more of the following events with respect to UPR: (A) the entry of a decree or order for relief against UPR by a court of competent jurisdiction in any involuntary case brought against UPR under any Debtor Relief Laws generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for UPR or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of UPR's affairs, (D) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 Days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law) (E) the commencement by UPR of a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect, (F) the consent by UPR to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for UPR or for any substantial part of its assets or property, or (G) the making by UPR of any general assignment for the benefit of its creditors (the events referred to in clauses (A) through (G) being collectively referred to as a "UPR Bankruptcy Default"); (iii) the inaccuracy, in any material respect, of any representation or warranty made by UPR in Section 14.9 of this Agreement (a "UPR Representation Default"); or (iv) UPR's failure to perform any covenant or other obligation in this Agreement (other than those specified in clauses (i) through (iii) of this Section 11.2.2), and if such failure is susceptible of cure before UPFUELS suffers any costs or losses as a result thereof, such failure is not remedied within thirty (30) Days of UPR's receipt of a written notice describing the particulars of such failure in reasonable detail (such failure being herein called a "UPR Covenant Default").

         11.3     CONSEQUENCES OF DEFAULTS.

                  11.3.1 GENERAL. Except as explicitly provided in this Agreement, and subject in all respects to the other terms and conditions hereof including, without limitation, Section 2.5, the Party not in Default (herein referred to as the "Unaffected Party") may take such actions as it may be permitted to take under applicable law in consequence of a Default of the other Party (herein sometimes called the "Defaulting Party"), including, without limitation, the exercise of offset rights under Section 11.4, the right to suspend further performance under this Agreement and, in the case of UPR, the right to sell all or any part of the Subject NGLs to third Persons; provided, however, that the right to terminate this Agreement shall only be applicable (A) upon occurrence of a UPFUELS Bankruptcy Default or a UPR Bankruptcy Default (whereupon this Agreement shall terminate automatically and immediately), (B) upon occurrence of a UPFUELS Payment Default (whereupon this Agreement shall immediately terminate, at UPR's election, if UPR had previously given at least ten (10) Days' prior written notice to UPFUELS of UPR's intent to terminate this Agreement), or (C) upon occurrence of a UPFUELS Credit Default under Section 7.6, if UPR had previously given at least ten (10) Days' prior written notice to UPFUELS of UPR's intent to terminate this Agreement.

                  11.3.2 MITIGATION OF DAMAGES. An Unaffected Party shall use commercially reasonable efforts to mitigate costs or losses as a result of a Default, including, without limitation, exercising commercially reasonable efforts to find alternative markets for Subject NGLs or alternative supplies of NGLs, as applicable. Similarly, a Defaulting Party shall exercise commercially reasonable efforts to minimize the harm suffered by the Unaffected Party in consequence of such Default, including providing the Unaffected Party with prompt notice of such Default so as to facilitate cover for Subject NGLs not delivered or the sale of Subject NGLs not taken hereunder.

                  11.3.3 REMEDIES CUMULATIVE. Unless explicitly indicated to the contrary in this Agreement, the remedies contemplated in this Section 11.3 (including, without limitation, termination of this Agreement) are cumulative of, and may be exercised without prejudice to, any other remedies, whether at law or in equity to which an Unaffected Party may be entitled under this Agreement for any Default.

         11.4 SETOFF RIGHTS. Except as specifically set forth in Section 7.1 and Article X, all payments under this Agreement will be made without setoff or counterclaim; provided, however, that upon a Defaulting Party's failure to make payment of undisputed amounts on the due date, the Unaffected Party may, at its option and in its discretion, set off the unpaid amounts against any amounts owed to the Defaulting Party under this Agreement or otherwise. The obligations of the Unaffected Party to the Defaulting Party shall be deemed satisfied and discharged to the extent of any such set off. The Unaffected Party will give the Defaulting Party notice of any set off made under this Section 11.4 as soon as practicable after the set off is made, but failure to give such notice shall not affect the validity of the set off.

                                   ARTICLE XII

                          DISPUTE RESOLUTION PROCEDURES

         12.1     GENERAL DISPUTE RESOLUTION PROVISIONS.

                  (a) EXECUTIVE MEDIATION. In the event of any dispute, controversy or claim, whether based in contract, tort or otherwise, arising out of or related to this Agreement or the scope, breach, termination, performance, interpretation, construction, application, enforcement, or validity of this Agreement (a "Dispute"), the Parties to this Agreement shall promptly seek to resolve such Dispute by negotiations pursuant to this Section 12.1(a) between senior executives of the Parties who have authority to settle the Dispute and who have not been directly involved in the transactions giving rise to such Dispute. When a Party believes there is a Dispute under this Agreement, that Party will give the other Party written notice of the Dispute. Within thirty
(30) days after receipt of such notice, the receiving Party shall submit to the other a written response. Both the notice and response shall include (i) a statement of the Party's position and a summary of the evidence and arguments supporting its position, and (ii) the name, title, fax number and telephone number of the executive who will represent that Party. If a Dispute involves a claim arising out of the actions of any Person not a signatory to this Agreement, the receiving Party shall have such additional time as necessary, not to exceed an additional sixty (60) Days, to investigate the Dispute before submitting a written response. The executives shall meet at a mutually acceptable time and place not later than fifteen (15) Days after the date of the response and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If one of the executives proposes to be accompanied by an attorney at any meeting, the other executive shall be given at least five (5) working Days' notice of such intention and may also be accompanied by an attorney. All negotiations and communications pursuant to this Section 12.1(a) shall be treated and maintained by the Parties as confidential information and shall be treated as compromise and settlement negotiations for the purposes of the Federal Rules of Evidence and state rules of evidence.

                  (b) INITIATION OF ARBITRATION. If the Dispute has not been resolved within sixty (60) Days after the date of the response given pursuant to
Section 12.1(a) (or such additional time, if any, that the Parties mutually agree in writing), or if the Party receiving a notice of Dispute denies the applicability of the provisions of Section 12.1(a) or otherwise refuses to participate under the provisions of Section 12.1(a), either Party may initiate binding arbitration pursuant to the provisions of Section 12.1(c) below.

                  (c) ARBITRATION PROCEDURES. All Disputes not resolved by agreement of the Parties shall be submitted to binding arbitration in accordance with the following provisions of this paragraph. This arbitration agreement is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. section 1, et seq. (The "Arbitration Act"). It is further expressly agreed that upon request of either Party a judgment shall be entered by any court of competent jurisdiction upon any award made pursuant to an arbitration hereunder. All Disputes shall be resolved by arbitration in accordance with the American Arbitration Association's Commercial Arbitration

Rules, as amended and effective as of November 1, 1993 (the "Rules"), except as mutually agreed to the contrary by the Parties, and except as specified below.

                           (i) EXPEDITED PROCEDURES. Regardless of the amount in
                  dispute, the Expedited Procedures of the Rules shall not be utilized without the agreement of both Parties. However, the arbitrator shall hear and determine preliminary motions with respect to any issues of law asserted by a Party to be dispositive of any claim, in whole or in part, in the manner of a court hearing and acting upon a motion to dismiss for failure to state a claim or for summary judgment.

                           (ii) LOCATION. In the absence of agreement by both
                  Parties to another locale, the arbitration shall be held in Fort Worth, Texas. In no event will the American Arbitration Association or JAMS Endispute, Inc. ("JAMS") have the power to decide the locale of the arbitration.

                           (iii) SELECTION OF ARBITRATOR. Arbitration shall be
                  initiated by formal written notice from either Party to the other Party describing in reasonable detail the Dispute and naming three Persons that the Party giving such notice (the "Initiating Party") will accept as an arbitrator to resolve the matter. Within ten (10) Days of receipt of said notice, the Party receiving the notice (the "Receiving Party") shall either agree to one of the three proposed arbitrators, or the Parties will confer and attempt to agree upon another Person to arbitrate the Dispute. If these steps do not result in the selection of an arbitrator, then either the Initiating Party or the Receiving Party may request that JAMS provide to both the Initiating Party and the Receiving Party, in writing, a panel of seven names from JAMS' panel of commercial arbitrators. All members of the panel submitted by JAMS shall be United States nationals who are attorneys licensed to practice in the highest court of one or more states of the United States of America or the District of Columbia who have at least fifteen years of experience as a practicing attorney primarily involving the oil and gas industry including, but not limited to, the NGL industry, or who are judges or former judges with at least fifteen years experience as a judge, and JAMS shall be requested to cause the panel to state the qualifications of each member of the panel satisfying these requirements. Within five (5) Days of receipt of this panel, the Initiating Party shall strike three names from the panel and forward it to the Receiving Party. The Receiving Party shall then strike three additional names from the panel and forward the remaining name to JAMS (with a copy to the Initiating Party) within five (5) Days of receipt of the stricken panel. The name forwarded to JAMS shall be the neutral arbitrator appointed to hear the Dispute. Either the Initiating Party or Receiving Party may object to an entire panel and request that JAMS provide a new panel by giving written notice of the request and the reason therefor to JAMS and the other Party within three (3) Days after receipt of such panel. Such notice may be given by telecopy, by delivery in hand, or by depositing same in the United States Postal Service, properly addressed and stamped, as certified mail, but only one such request may be made regardless of which Party initiates the request. In no event may JAMS appoint an arbitrator.

                           (iv) ARBITRATOR'S DECISION FINAL. The decision of the
                  arbitrator, which shall be rendered within thirty (30) Days after the conclusion of the hearings conducted pursuant to this Section 12.1, shall be final and binding on both Parties; provided that the arbitrator shall not have the authority or power to award punitive or exemplary damages, and each of the Parties expressly waives and relinquishes any right to recover or receive punitive or exemplary damages in connection with any Dispute. Any decision of the arbitrator, whether preliminary or final, shall be in a writing signed by the arbitrator and shall contain the findings of fact and conclusions of law upon which the decision is based.

                           (v) SELECTION OF NEW ARBITRATOR. If for any reason,
                  the selected arbitrator is unable to perform his or her duties, JAMS may, on proof satisfactory to it or based on the agreement of the Initiating Party and Receiving Party, declare the position vacant. In the event of such a vacancy, the provisions of Section 12.1(c)(iii) shall be followed to select a new arbitrator.

                           (vi) HEARINGS. The arbitrator shall set the date and
                  time of each hearing hereunder. The first hearing shall take place within twenty-five (25) Days following the arbitrator's appointment, and the arbitration proceedings shall be concluded not later than ten (10) Days after the date of the first hearing. JAMS shall give ten (10) Days' notice to the Initiating Party and Receiving Party of such hearing unless otherwise agreed.

                           (vii) STENOGRAPHIC RECORD. Either the Initiating
                  Party or the Receiving Party may request a stenographic record be made of all hearings hereunder. The cost of such stenographic record shall be shared equally by the Initiating Party and the Receiving Party.

                           (viii) PRIVACY. The arbitrator will insure the
                  privacy of the hearings hereunder to the maximum extent allowed by law. Both the Initiating Party and the Receiving Party shall be entitled to attend all hearings. At the request of either the Initiating Party or the Receiving Party, all persons who are not executives of a Party shall be excluded from the hearings, except for the attorneys for the Initiating Party and Receiving Party, the stenographer (if any), and Persons who are witnesses when actually called to testify. Unless otherwise agreed by the Parties, and except as reasonably required to enforce or implement or exercise any right of appeal provided by law from the decision of the arbitrator, the decision of the arbitrator and the evidence and arguments presented to the arbitrator (to the extent not otherwise generally known or regularly disseminated) shall be maintained in confidence by the Parties.

                           (ix) FEES AND EXPENSES. The Initiating Party and
                  Receiving Party shall share equally the arbitrator's fees and expenses and any charges of JAMS. Otherwise, except for the cost of the stenographic record, each of the Initiating Party and the Receiving Party shall bear their own costs.

                  (d) ALTERNATE SELECTOR OF PANEL. If JAMS ceases to function or is otherwise unable or unavailable to provide a panel from which the Parties can select an arbitrator pursuant to Section 12.1(c), the Parties will utilize the Center for Public Resources (New York, New York) to obtain a panel for such purpose; and in such circumstance all references to JAMS in Section 12.1(c) shall be deemed to refer to the Center for Public Resources.

         12.2 SPECIAL PROVISIONS APPLICABLE TO PRICE DISPUTES. The provisions of this Section 12.2 shall apply to disputes relating to the determination of the price payable for Subject NGLs under Article VI, including, without limitation, issues relating to the choice of an applicable Alternative Index, (all such disputes being hereinafter called "Price Disputes"). The arbitrator shall be selected in accordance with Section 12.1. Each Party shall deliver to the other Party and to the arbitrator, within ten (10) Business Days of the appointment of the arbitrator, a written proposal stating such Party's proposed outcome, together with supporting materials and documentation. Within forty-five (45) Days after his selection and appointment, the arbitrator shall select and adopt either UPR's proposal or UPFUELS' proposal, without modification or compromise. The arbitrator shall make his decision as follows:
(i) in any Price Dispute over an Index, the arbitrator shall decide which of the proposed Indexes presented to the arbitrator, best represents the market price for NGLs of like quantities and quality at the applicable Delivery Point(s), and
(ii) in all other Price Disputes, the arbitrator shall consider the terms and conditions of this Agreement and the requirements of applicable Texas law, including, without limitation, the Texas version of the Uniform Commercial Code in effect at the period relevant to the Price Dispute under consideration. The applicable contract price during the arbitration shall be the contract price being paid on the Day before the demand for arbitration was made. Upon the conclusion of the arbitration, the price in dispute, if it has changed as a result of the arbitrator's decision, shall be adjusted retroactive to the date the demand for arbitration was made. Unless explicitly provided otherwise in this Section 12.2, the other provisions of this Article XII shall be applicable to all arbitrations with respect to Price Disputes.

                                  ARTICLE XIII

             NON-ASSIGNABILITY AND TRANSFER OF INTEREST BY PARTIES;
                               CHANGES OF CONTROL

         13.1 NON-ASSIGNABILITY. Neither this Agreement nor any obligation of a Party under this Agreement are assignable without the express written consent of the other Party, which consent may be withheld in its sole discretion for any reason, except to wholly owned subsidiaries and Affiliates, in which case the assigning Party shall not be relieved of responsibility for any of its obligations under this Agreement.

         13.2 CHANGE OF CONTROL. A Party affected by such Change of Control shall give the other Party written notice thereof not later than fifteen (15) Days after the occurrence of such Change of Control. If a Change of Control occurs with respect to either Party during the term of this Agreement, the other Party shall have the right to terminate this Agreement by providing the Party affected by such Change of Control with written notice as provided herein. Such other Party shall provide the affected Party with written notice of termination of this Agreement not later than thirty (30) Days after receipt of the affected Party's notice hereunder, and termination of this Agreement pursuant to this
Section 13.2 shall be effective on the first Day of the Month following the Month of the terminating Party's receipt of the affected Party's notice, provided, however, that if the affected Party fails to timely give written notice of the Change of Control, the other Party may give written notice of termination of this Agreement at any time following its discovery or knowledge of such Change of Control. "Change of Control" shall mean:

                  (a) any Person or "group" (as determined for purposes of Rule 13d-5 of the Securities and Exchange Commission under the Securities Exchange Act of 1934 or under any successor rule or regulation, being herein referred to as the "Regulation") shall have acquired "beneficial ownership" (as determined for purposes of such Regulation) of a Party's securities (i) representing 25% or more of the combined voting power of such Party's then-outstanding securities or
(ii) having voting power sufficient to elect a majority of the board of directors or other similar governing body of a Party;

                  (b) any statutory merger, consolidation or share exchange (other than a merger, consolidation or share exchange with an Affiliate) in which either (i) a Party will not be the surviving corporation; or (ii) such Party will be the surviving corporation and any outstanding shares of its common stock will be converted into shares of any other company (other than an Affiliate of such Party); or

                  (c) a Party's shareholders (i) approve any plan or proposal for the disposition or other transfer of all or substantially all the assets of such Party, whether by means of a merger,reorganization, liquidation or dissolution or otherwise; or (ii) dispose of, or become obligated to dispose of, 25% or more of the outstanding capital stock of such Party by tender offer or otherwise.

                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.1 NO CONTINUING WAIVER. The waiver by either Party of any breach of any of the provisions of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

         14.2 GOVERNMENT REGULATION. This Agreement is subject to all present and future valid and applicable laws, orders, rules and regulations of any regulatory body of the federal government or any state, county or local governmental body having jurisdiction.

         14.3 EXCLUSION OF CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS.

         14.4 NOTICES. Unless otherwise explicitly provided herein, all notices provided for in this Agreement shall be in writing and shall be (i) delivered in person or by messenger, (ii) mailed by Federal Express or similar private courier service, (iii) sent by United States certified mail (return receipt requested), postage prepaid, (iv) by facsimile, telex or telecopier, or
(v) by any other commercially reasonable means, to the addresses of the Parties set forth below or to such other addresses as either Party may designate in writing to the other Party. All notices given hereunder shall be effective on the date of actual receipt at the appropriate address. Notice given pursuant to clause (iv) shall be effective (A) upon actual receipt if received during the recipient's normal business hours, or (B) at the beginning of the next Business Day after receipt if received after the recipient's normal business hours.

         UPR:     Notices and Correspondence:

                           Union Pacific Resources Company
                           P. O. Box 7, MS 4100
                           Fort Worth, Texas 76101-0007
                           Attention: _________________
                           Telephone: (817) 877-7543
                           Fax: (817) 877-7522

                           Invoices and Statements:

                           Union Pacific Resources Company
                           P. O. Box ________
                           Fort Worth, Texas 76____
                           Attention: _____________
                           Telephone: (817) ___-_____
                           Fax: (817) ___-____

         UPFUELS:          Notices and Correspondence:

                           UPFUELS
                           P.O. Box 901027 - M.S. 1310
                           Fort Worth, Texas  76101
                           Attention: Marketing Dept.
                           Telephone: (817) 255-6000
                           Fax: (817) 255-7185

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


                           Invoices and Statements:

                           UPFUELS
                           P.O. Box 901027 - M.S. 1310
                           Fort Worth, Texas  76101
                           Attention: Marketing Dept.
                           Telephone: (817) 255-6000
                           Fax: (817) 255-7247



         14.5 CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE VENUE OF ANY PROCEEDING TO COMPEL ARBITRATION SHALL BE IN THE UNITED STATES FEDERAL COURT FOR THE NORTHERN DISTRICT OF TEXAS - FORT WORTH DIVISION.

         14.6 INTEGRATION. This Agreement sets forth all understandings of UPFUELS and UPR with respect to the purchase and sale of Subject NGLs. All other agreements, oral or written, concerning such purchase and sale are merged into and superseded by this Agreement. No waiver of rights hereunder, or modification or amendment hereof shall be effective unless in writing and signed by both Parties.

         14.7     CONFIDENTIALITY.

                  14.7.1 PARTIES' OBLIGATIONS. The terms of this Agreement, including, but not limited to, the prices paid for Subject NGLs and information exchanged or disclosed by the Parties pursuant to the dispute resolution procedures of Article XII and all other information exchanged by the Parties hereunder, will be kept confidential by the Parties unless (i) such information becomes known to the public at large without breach of this Agreement, (ii) a Party is obligated to disclose such information to a Transporter or other third party for the purpose of effectuating the sale and transportation of NGLs pursuant to this Agreement, (iii) a Party is obligated to disclose such information to meet applicable securities or commodity exchange requirements,
(iv) a Party is obligated to disclose such information to meet regulatory filing requirements, (v) a Party is obligated to disclose such information to comply with mandatory document production requirements under federal or state Rules of Civil Procedure, a subpoena or other order of judicial or administrative tribunal, (vi) a Party is obligated to disclose such information to comply with contractual requirements with third Parties or (vii) a Party is obligated to disclose such information to comply with a request made by a commercial bank lender or an investment bank underwriting an offering of securities by a Party.

                  14.7.2 HANDLING OF REQUEST FOR DISCLOSURE. If either Party believes that it may be required to disclose information concerning this Agreement that is to be kept confidential pursuant to Section 14.7.1 (iii) -
(vi), the disclosing Party will notify the other Party in writing as soon as practicable in advance of disclosure, specifying the nature of the request and the information to be disclosed. To the extent permitted under statutes, rules, regulations or contractual provisions applicable to the disclosure request, the Party required to make disclosure will assert any available privilege permitting non-disclosure of the information that is to be kept confidential hereunder, or request confidential treatment of the disclosed information, including exemption from public disclosure under applicable "open records" and "freedom of information" statutes. The Party disclosing information required to be kept confidential under this Section 14.7 shall use commercially reasonable efforts to obtain from the Person to whom disclosure of such information is made an agreement, to be signed by such Person and any employee, agent, officer, director or independent contractor of such Person to whom disclosure shall be made, such agreement to have terms and conditions substantially the same as those set forth in this
Section 14.7.

                  14.7.3 RESPONSIBILITY FOR CONFIDENTIALITY. Each Party will be deemed solely responsible and liable for the actions of its employees, independent contractors, officers, and agents for maintaining the confidentiality commitments of this Article, but will be required in that regard only to exercise such care in maintaining the confidentiality of this Agreement as it normally exercises in preserving the confidentiality of its other commercially sensitive documents.

         14.8     CONSTRUCTION OF AGREEMENT.

                  14.8.1 GENERAL PRINCIPLES. In construing this Agreement, the following principles shall be followed:

                  (a) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

                  (b) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

                  (c) the words "includes," "including" and their respective syntactical variants mean "includes, but is not limited to" and corresponding syntactical variant expressions;

                  (d) the plural shall be deemed to include the singular and vice versa, as applicable;

                  (e) the term "Party" shall refer to all Affiliates of such Party unless the context specifically indicates to the contrary; and

                  (f) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement, but, except as provided in Section 2.5 (a) as it relates to Schedule 2.5, if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

                  14.8.2 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and may be legal, valid and enforceable.

                  14.8.3 RELATIONSHIP OF PARTIES. This Agreement does not create a partnership, joint venture, or relationship of trust or agency between the Parties.

         14.9 REPRESENTATIONS AND WARRANTIES OF UPR. UPR hereby represents and warrants to UPFUELS that on and as of the date hereof:

                  (a) It is duly formed and validly existing and in good standing under the laws of the state or jurisdiction of formation, with all requisite corporate power and authority to carry on the business in which it is engaged and to perform its obligations under this Agreement;

                  (b) The execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action;

                  (c) It has all the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder;

                  (d) The execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein will not, breach or violate
(i) any of the material provisions of its articles of incorporation, bylaws or other organizational documents, (ii) any material agreement pursuant to which it or its properties are bound or (iii) to its knowledge, any material applicable laws; and

                  (e) This Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other laws generally affecting creditor's rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

         14.10 REPRESENTATIONS AND WARRANTIES OF UPFUELS. UPFUELS hereby represents and warrants to UPR that on and as of the date hereof:

                  (a) It is duly formed and validly existing and in good standing under the laws of the state or jurisdiction of formation, with all requisite corporate power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

                  (b) The execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action;

                  (c) It has all the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder;

                  (d) The execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein will not, breach or violate
(i) any of the material provisions of its articles of incorporation, bylaws or other organizational documents, (ii) any material agreement pursuant to which it or its properties are bound or (iii) to its knowledge, any material applicable laws; and

                  (e) This Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other laws generally affecting creditor's rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

         14.11 NO THIRD PARTY BENEFICIARIES. Any agreement herein contained, express or implied, shall be only for the benefit of the Parties and their respective successors and permitted assigns, and such agreements or assumptions shall not inure to the benefit of any other Person whatsoever, it being the intention of the Parties that no Person shall be deemed a third party beneficiary of this Agreement.

         14.12 FURTHER ASSURANCES. Each Party shall take such acts and execute and deliver such documents in form and substance reasonably satisfactory to each of them, in order to effectuate the purposes of this Agreement.

         14.13 EXHIBITS. The Parties expect that the Exhibits and Schedules to this Agreement will be agreed upon and completed prior to the Effective Date and the Parties agree that the absence of a completed Exhibit or Schedule at the time this Agreement is executed by the Parties shall not affect the enforceability of this Agreement at any time. In the event an Exhibit or
Schedule is not completed at the time this Agreement is executed, a pro forma Exhibit or Schedule shall be attached setting forth the form and content of the Exhibit or Schedule to be completed.

         IN WITNESS WHEREOF, this Agreement is executed on the 20th day of November, 1998, but effective as of the Effective Date.

                                      UNION PACIFIC RESOURCES COMPANY



                                      By: /s/ V. RICHARD EALES
                                          --------------------------------------
                                      Name: V. Richard Eales
                                            ------------------------------------
                                      Title: Executive Vice President
                                             -----------------------------------

                                      UNION PACIFIC FUELS, INC.



                                      By: /s/ D. W. NIEMIC
                                          --------------------------------------
                                      Name: D. W. Niemic
                                            ------------------------------------
                                      Title: President
                                             -----------------------------------